                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            PIONEER COMPANIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                            PIONEER COMPANIES, INC.
                        700 LOUISIANA STREET, SUITE 4200
                              HOUSTON, TEXAS 77002

                                ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 15, 1997

                                ---------------

To the Stockholders of
PIONEER COMPANIES, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Pioneer Companies, Inc., a Delaware corporation (the "Company"), will be held at the Greenwich Harbor Inn, 500 Steamboat Road, Greenwich, Connecticut, on Thursday, May 15, 1997, at 11:30 a.m. for the following purposes:

          (1) To elect three directors to serve until their successors are duly elected and qualified;

          (2) To approve the amendment of the Company's 1993 Non-Employee Director Stock Plan;

          (3) To ratify the appointment of Deloitte & Touche LLP as independent certified public accountants for the Company for the fiscal year ending December 31, 1997; and

          (4) To consider and act upon any other matters which may properly come before the Annual Meeting or any adjournment thereof.

     In accordance with the provisions of the Company's By-Laws, the Board of Directors of the Company has fixed the close of business on April 11, 1997 as the date for determining stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

     As of April 11, 1997, Mr. William R. Berkley, Chairman of the Board of Directors of the Company, owned approximately 60.3% of the Company's Class A Common Stock (representing approximately 59.9% of the voting power of the Company's outstanding capital stock) and thus has sufficient voting power to determine the results of the matters to be considered at the Annual Meeting. Mr. Berkley has advised the Company that he will vote FOR each of the proposals to be considered at the Annual Meeting.

     Your attention is directed to the accompanying Proxy Statement.

     You are cordially invited to attend the Annual Meeting. If you do not expect to attend the Annual Meeting in person, please vote, date and return the enclosed proxy as promptly as possible in the enclosed reply envelope.

                                          By Order of the Board of Directors,

                                          Kent R. Stephenson
                                          Vice President, General Counsel
                                          and Secretary

Dated: May 2, 1997

                            PIONEER COMPANIES, INC.

                                PROXY STATEMENT

          ------------------------------------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 15, 1997
          ------------------------------------------------------------

                     SOLICITATION AND REVOCATION OF PROXIES

     The enclosed proxy is solicited by the Board of Directors of Pioneer Companies, Inc. (referred to herein as the "Company") for use at the Annual Meeting of Stockholders to be held at the Greenwich Harbor Inn, 500 Steamboat Road, Greenwich, Connecticut on Thursday, May 15, 1997, at 11:30 a.m., and at any adjournment thereof. The giving of a proxy does not preclude a stockholder from voting in person at the Annual Meeting. The proxy is revocable before its exercise by delivering either written notice of such revocation or a later dated proxy to the Secretary of the Company at its executive office at any time prior to voting of the shares represented by the earlier proxy. In addition, stockholders attending the Annual Meeting may revoke their proxies by voting at the Annual Meeting. If a returned proxy does not specify a vote for, and does not withhold authority to vote for, a nominee for election as a director, the proxy will be voted for such nominee. If a returned proxy does not specify a vote for or against any of the other proposals, it will be voted in favor thereof. The expense of preparing, printing and mailing this Proxy Statement will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Company without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and the Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). The Company's Annual Report for the fiscal year ended December 31, 1996 is being mailed simultaneously with this Proxy Statement. The approximate mailing date of the Proxy Statement and the proxy is May 2, 1997.

                      OUTSTANDING STOCK AND VOTING RIGHTS

     Only stockholders of record at the close of business on April 11, 1997 are entitled to notice of and to vote at the Annual Meeting. The number of shares of voting stock of the Company outstanding on that date and entitled to vote was
(i) 8,622,380 shares of Class A Common Stock and (ii) 701,062 shares of Class B Common Stock. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to one-tenth of one vote. Class A Common Stock and Class B Common Stock will vote together as a single class on all matters to be acted on at the Annual Meeting. Class B Common Stock is fully convertible at any time into Class A Common Stock on a share-for-share basis. Information as to persons beneficially owning 5% or more of the Common Stock may be found under the heading "Security Ownership of Certain Beneficial Owners and Management" herein.

     Unless otherwise directed in the proxy, the persons named therein will vote "FOR" the election of the director nominees listed below and "FOR" each of the other proposals to be considered at the Annual Meeting.

     All matters to be acted on at the Annual Meeting require the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the Annual Meeting to constitute the action of the stockholders. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence. A broker nonvote is a proxy submitted by a broker in which the broker fails to vote on behalf of a client on a particular matter for lack of instruction when such instruction is required.

PROPOSAL 1: ELECTION OF DIRECTORS

     As permitted by Delaware law, the Board of Directors of the Company is divided into three classes, the classes being divided as equally as possible and each class having a term of three years. Each year the term of office of one class expires. This year the term of a class consisting of three directors expires, and it is the intention of the Board of Directors that the shares represented by proxy, unless otherwise indicated thereon, will be voted for the reelection of William R. Berkley, Michael J. Ferris and Thomas H. Schnitzius as directors to hold office for a term of three years until the Annual Meeting of Stockholders in 2000 and until their successors are duly chosen.

     The persons designated as proxies reserve full discretion to cast votes for other persons in the event the nominees, Messrs. Berkley, Ferris and Schnitzius, are unable to serve. However, the Board of Directors has no reason to believe that the nominees will be unable to serve if elected. The proxies cannot be voted for a greater number of persons than the three named nominees.

     The following table sets forth information regarding the nominees and the remaining directors who will continue in office after the Annual Meeting.

                                        SERVED AS
                                       DIRECTOR OF
                                       THE COMPANY                    BUSINESS EXPERIENCE
                                       CONTINUOUSLY                  DURING PAST 5 YEARS,
                NAME                      SINCE                    AGE AND OTHER INFORMATION
                ----                   ------------                -------------------------
Directors to Continue in
  Office Until 2000
William R. Berkley (1)(2)............      1988       Mr. Berkley has been Chairman of the Board of the
                                                      Company since 1987. He also serves as Chairman of
                                                      the Board of several companies, which he controls
                                                      or founded. These include W.R. Berkley Corporation,
                                                      a property and casualty insurance company, and
                                                      Interlaken Capital, Inc., a private investment and
                                                      consulting firm. Mr. Berkley is also a director of
                                                      Strategic Distribution, Inc., a distributor of
                                                      maintenance, repair and operations products to
                                                      industry. Mr. Berkley is 51 years of age.
Michael J. Ferris....................      1997       Mr. Ferris has been President and Chief Executive
                                                      Officer of the Company since January 1997. Prior to
                                                      joining the Company, he was employed by Vulcan
                                                      Materials Company, a company engaged in the
                                                      production of industrial materials and commodities
                                                      with significant positions in two industries,
                                                      construction aggregates and chemicals, from March
                                                      1974 to January 1997, where he served as Executive
                                                      Vice President, Chemicals from 1996 to 1997. Mr.
                                                      Ferris is also a director of ChemFirst, Inc., a
                                                      specialty chemical company. Mr. Ferris is 52 years
                                                      of age.
Thomas H. Schnitzius.................      1995       Mr. Schnitzius has been a principal in the Houston
                                                      investment banking firm of Schnitzius & Vaughan
                                                      since its formation in October 1987. Prior to 1987
                                                      he was a principal in the investment banking firm
                                                      of Schnitzius & Co., Ltd. Mr. Schnitzius was a
                                                      director of Pioneer Americas, Inc. from April 1993
                                                      to April 1995. Mr. Schnitzius is 54 years of age.

                                        SERVED AS
                                       DIRECTOR OF
                                       THE COMPANY                    BUSINESS EXPERIENCE
                                       CONTINUOUSLY                  DURING PAST 5 YEARS,
                NAME                      SINCE                    AGE AND OTHER INFORMATION
                ----                   ------------                -------------------------
Directors to Continue in
  Office Until 1998
Donald J. Donahue (2)(3).............      1988       Mr. Donahue has been a private investor since
                                                      February 1996, and he has served as Vice Chairman
                                                      of the Board of Directors of the Company since May
                                                      1996. Mr. Donahue served as Chairman of the Board
                                                      of Magma Copper Company from 1987 to 1996 and as
                                                      Chairman of Nacolah Holding Co., a life and health
                                                      insurance company, from 1990 to 1993. From 1984 to
                                                      1985, Mr. Donahue served as Chairman and was a
                                                      director of KMI Continental Group, Inc., a natural
                                                      resource conglomerate. From 1975 to 1984, he was
                                                      Vice Chairman and a director of Continental Group,
                                                      Inc. Mr. Donahue is a director of Chase Brass
                                                      Industries Inc. He is also a director of Counselors
                                                      Tandem Securities Fund, Inc. and fifteen other
                                                      registered investment companies managed by EMW
                                                      Warburg Pincus Counselors, Inc. Mr. Donahue is 72
                                                      years of age.
Richard C. Kellogg, Jr...............      1995       Mr. Kellogg has been a private investor since
                                                      January 1997. He served as President of the Company
                                                      from April 1995 to January 1997. Mr. Kellogg was a
                                                      co-founder of Pioneer Americas, Inc. and served as
                                                      Chairman of the Board and as a director of Pioneer
                                                      Americas, Inc. from its formation in 1988 until its
                                                      acquisition by the Company in 1995. Mr. Kellogg is
                                                      45 years of age.
Jack H. Nusbaum (1)(3)...............      1988       Mr. Nusbaum is Chairman of the New York law firm of
                                                      Willkie Farr & Gallagher, where he has been a
                                                      partner for more than twenty-five years. Mr.
                                                      Nusbaum is a director of W.R. Berkley Corporation,
                                                      The Topps Company, Inc. and Prime Hospitality Corp.
                                                      Mr. Nusbaum is 56 years of age.
Directors to Continue in
  Office Until 1999
Philip J. Ablove.....................      1991       Mr. Ablove has been Vice President and Chief
                                                      Financial Officer of the Company since March 1996.
                                                      He was a management consultant to the Company from
                                                      October 1995 to March 1996. He was a consultant and
                                                      officer and director specializing in financially
                                                      distressed companies from 1983 to 1995. Mr. Ablove
                                                      also served as President and Chief Executive
                                                      Officer of the Company from October 1990 to July
                                                      1992 and as a consultant to the Company from
                                                      October 1990 to January 1991. Mr. Ablove is 56
                                                      years of age.
Andrew M. Bursky (1)(2)..............      1994       Mr. Bursky has been a Managing Director of
                                                      Interlaken Capital, Inc., a private investment and
                                                      consulting firm, since May 1980. He has been
                                                      Chairman of the Board of Strategic Distribution,
                                                      Inc., a distributor of maintenance, repair and
                                                      operations products to industry, since July 1988.
                                                      Mr. Bursky is 40 years of age.

                                        SERVED AS
                                       DIRECTOR OF
                                       THE COMPANY                    BUSINESS EXPERIENCE
                                       CONTINUOUSLY                  DURING PAST 5 YEARS,
                NAME                      SINCE                    AGE AND OTHER INFORMATION
                ----                   ------------                -------------------------
Paul J. Kienholz.....................      1996       Mr. Kienholz retired as President of Pioneer
                                                      Americas, Inc. in December 1996, after serving in
                                                      that position since 1988. Prior to joining Pioneer
                                                      Americas, Inc., Mr. Kienholz was employed by PPG
                                                      Industries, Inc. from 1959 to 1988, where he served
                                                      in various capacities, including Director, Chlor-
                                                      Alkali Products. Mr. Kienholz is 66 years of age.

---------------

(1) Member of Executive Committee.
(2) Member of Compensation and Stock Option Committee.
(3) Member of Audit Committee.

 IT IS THE INTENTION OF THE PERSONS NAMED ON THE ENCLOSED FORM OF PROXY TO VOTE
                                     "FOR"
             THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

                       BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors of the Company met four times during 1996. Each of the persons serving as a director in 1995 attended at least 75% of the total number of meetings of the Board and meetings of the Committees of which the director was a member during 1996. Action by written consent is also considered by the Board from time to time. The Board has three standing committees: the Executive Committee, the Compensation and Stock Option Committee and the Audit Committee. The Board of Directors does not have a Nominating Committee and the entire Board of Directors performs the usual functions of such a committee.

     The Executive Committee, composed of Messrs. Berkley, Bursky and Nusbaum, is authorized to act on behalf of the Board during periods between Board meetings. The Committee did not meet during 1996.

     The Compensation and Stock Option Committee establishes the level of compensation to be paid to the officers of the Company and administers the Company's 1995 Stock Incentive Plan, provided that the granting of awards under that Plan is approved by the Board of Directors. The Committee did not meet during 1996, but approved of appropriate action by written consent. The Committee is composed of Messrs. Berkley, Bursky and Donahue.

     The Audit Committee, composed of Messrs. Donahue and Nusbaum, advises the Board as to the selection of the Company's independent public accountants, monitors their performance, reviews all reports submitted by them and consults with them with regard to the adequacy of internal controls. The Committee met once during 1996.

BANKRUPTCY ACTIONS

     Mr. Bursky was an executive officer of Idle Wild Farm, Inc., a privately owned manufacturer of frozen food. In October 1993, while he was an executive officer, Idle Wild filed a chapter 11 petition for reorganization under federal bankruptcy law. Blue Lustre Products, Inc., a privately-owned company engaged in the sale and leasing of carpet cleaning equipment and other carpet cleaning products, which Mr. Bursky also served as an executive officer, filed a chapter 11 petition for reorganization under federal bankruptcy law in October 1995.

     From 1983 to 1993, Mr. Kellogg served as vice president of Trans Marketing Houston, Inc. ("TMHI"), an international trading company that he co-founded which dealt in refined petroleum products and chemicals. TMHI filed for bankruptcy in April 1993 and a liquidation plan was approved by the bankruptcy court in December 1993.

COMPENSATION OF DIRECTORS

     In 1992, the Board of Directors established a policy under which each director who is not also an employee of the Company receives an annual retainer and a fee for each meeting attended. The Board has established the annual retainer at a level of $22,000, and the per-meeting fee at $2,000. The Company granted each non-employee director who served throughout 1996 2,700 shares of Class A Common Stock under the Company's 1993 Non-Employee Director Stock Plan in payment of a portion of the 1996 annual retainer, with the balance of approximately $8,000 of the amount due paid in cash. The cash payment was necessitated by the exhaustion of the number of shares currently available under the 1993 Non-Employee Director Stock Plan. Each non-employee director was also paid $2,000 for each Board of Directors meeting attended in 1996. Mr. Ablove received 501 shares of Class A Common Stock and cash of approximately $1,500 in payment of the retainer as a result of his service as a non-employee director during a portion of the year.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the shares of Class A Common Stock and Class B Common Stock owned on April 11, 1997 by each person who is known by the Company to be the beneficial owner of more than five percent of either class of Common Stock as of such date. Except as otherwise indicated, all shares of Common Stock shown in the table are held with sole voting and investment power.

                                                           SHARES
                            NAME AND ADDRESS OF         BENEFICIALLY    PERCENT
   TITLE OF CLASS             BENEFICIAL OWNER             OWNED       OF CLASS
   --------------           -------------------         ------------   ---------
Class A Common Stock  William R. Berkley(1)              5,202,183          60.3
                      165 Mason Street
                      Greenwich, CT 06830
                      Richard C. Kellogg, Jr.(2)           515,017           6.0
                      700 Louisiana Street, Suite 4200
                      Houston, Texas 77002
                      Frans G.J. Speets(2)                 515,017           6.0
                      2400 Fountainview, Apt. 204
                      Houston, Texas 77057
Class B Common Stock  Chemical Bank(3)                     701,062         100.0
                      Special Loan Group
                      270 Park Avenue
                      48th Floor
                      New York, NY 10017

---------------

(1) Includes 3,039,772 shares held by Interlaken Investment Partners, L.P. Mr. Berkley is the sole owner of a company that indirectly controls Interlaken Investment Partners, L.P.; as such, he may be deemed to be the beneficial owner of shares of Class A Common Stock held by such entity. Mr. Berkley's holdings (including the shares owned by Interlaken Investment Partners, L.P.) represent 59.9% of the voting power of the Company's outstanding capital stock as of April 11, 1997.

(2) The holdings of each of Messrs. Kellogg and Speets represents 5.9% of the voting power of the Company's outstanding capital stock as of April 11, 1997.

(3) Information obtained from a Schedule 13G, dated July 21, 1992, filed with the Securities and Exchange Commission by Chemical Bank ("Chemical"). The filing reported that Chemical had acquired 701,062 shares of Class B Common Stock (as adjusted for the one-for-four reverse stock split on April 27, 1995, and the seven percent stock dividend paid on January 7, 1997) of which it was the beneficial owner with sole voting and dispositive power. The holdings of Chemical represent 0.8% of the voting power of the outstanding Common Stock as of April 11, 1997, and 7.5% of the number of shares of Common Stock outstanding as of that date.

     The following table sets forth information regarding beneficial ownership of the Company's Class A Common Stock as of April 11, 1997, by each of the Company's directors and the nominees for director named herein, each of the executive officers of the Company named in the Summary Compensation Table under the caption "Executive Compensation", and all directors and executive officers of the Company as a group. Percentages of Class A Common Stock are based on the 8,622,380 shares outstanding as of April 11, 1997.

                                                                     SHARES
                                        NAME OF                   BENEFICIALLY   PERCENT
   TITLE OF CLASS                  BENEFICIAL OWNER                  OWNED       OF CLASS
   --------------                  ----------------               ------------   --------
Class A Common Stock   Philip J. Ablove.........................      11,730          *
                       William R. Berkley.......................   5,202,183       60.3
                       Andrew M. Bursky.........................     190,693        2.2
                       Donald J. Donahue**......................     203,310        2.4
                       Michael J. Ferris........................     150,000        1.7
                       Richard C. Kellogg, Jr...................     515,017        6.0
                       Paul J. Kienholz.........................      26,750          *
                       Jack H. Nusbaum..........................      13,652          *
                       Thomas H. Schnitzius.....................       5,190          *
                       James E. Glattly.........................      53,500          *
                       Verrill M. Norwood.......................      13,375          *
                       Ronald E. Ciora..........................           0          *
                       All directors and executive officers
                       as a group (14 persons)..................   6,385,400       74.1

---------------

*  Less than one percent

** 80,250 of such shares are held by the Donahue Family Partnership, which Mr.
   Donahue serves as the general partner.

     The Company knows of no current arrangements, including any pledge by any persons of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation for service to the Company and its subsidiaries paid (i) during the last three fiscal years to William R. Berkley, Chairman of the Board of the Company, who received no compensation for acting in a capacity similar to that of a chief executive officer during the period ending on April 20, 1995, (ii) during the period from April 21 to December 31, 1995 and during the year ended December 31, 1996, to Richard C. Kellogg, Jr. President of the Company, who acted in a capacity similar to that of a chief executive officer during such period, and
(iii) during the period from April 21 to December 31, 1995 and during the year ended December 31, 1996, to the Company's other four most highly compensated executive officers serving as such at the end of 1996:

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                    COMPENSATION
                                   ANNUAL COMPENSATION                                 AWARDS
                             -------------------------------      OTHER ANNUAL      -------------      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR(1)   SALARY($)    BONUS($)   COMPENSATION(2)($)   OPTIONS(3)(#)   COMPENSATION($)
---------------------------  -------   ---------    --------   ------------------   -------------   ---------------
William R. Berkley            1996        8,000(4)        0          22,000                  0                0
  Chairman of the             1995        8,000(4)        0          22,000                  0                0
  Board                       1994            0           0           6,000                  0                0
Richard C. Kellogg, Jr.       1996      300,000      75,000               0                  0            3,750(6)
  President(5)                1995      206,731     135,900               0            131,691            4,590(6)
James C. Glattly              1996      193,336      50,000               0                  0            3,750(6)
  Vice President, Sales       1995      114,327      69,675               0             53,500            2,453(6)
  & Marketing, Pioneer
  Chlor Alkali Company,
  Inc.(7)
Philip J. Ablove              1996      183,318      40,000               0                  0            1,406(6)
  Vice President and Chief
  Financial Officer
Verrill M. Norwood            1996      172,497      25,000               0                  0           10,890(8)
  Vice President,             1995      104,423      58,793               0             26,750          320,893(9)
  Environmental, Health &
  Safety, Pioneer Chlor
  Alkali Company, Inc.
Ronald E. Ciora               1996      165,000      50,000               0                  0            2,062(6)
  President, All-Pure         1995       18,827          --               0             16,050           45,000(10)
  Chemical Co.
Paul J. Kienholz              1996      250,000      50,000               0                  0           16,623(12)
  President, Pioneer          1995      173,243     124,125               0             56,175          539,092(13)
  Chlor Alkali Company,
  Inc.(11)

---------------

 (1) Each of Messrs. Kellogg, Glattly and Kienholz was an officer of Pioneer Americas, Inc. on April 20, 1995, when that company was acquired by the Company. After the acquisition, each served as an executive officer of the Company (including service as an executive officer of one or more subsidiaries of the Company), and information with respect to 1995 compensation is provided for each only with respect to services provided to the Company and its subsidiaries during the portion of the year beginning on April 21, 1995. Information with respect to Mr. Ablove, who became Vice President and Chief Financial Officer of the Company on March 8, 1996, and Mr. Ciora, who became President of All-Pure Chemical Co. on December 1, 1995, is provided for the portions of the relevant years during which each served.

 (2) Mr. Berkley is not an officer of the Company. As a director of the Company he receives an annual retainer, all or a portion of which has been paid through the delivery of shares under the Company's 1993 Non-Employee Director Stock Plan. The retainer for service as a director during each of 1995 and 1996 was $22,000 per year, with payment for 1996 in the form of 2,700 shares of Class A Common Stock and $7,994 in cash, and with payment for 1995 in the form of 3,320 shares of Class A Common Stock. The $6,000 in payment of the retainer and director's meeting fees for 1994 was paid in the form of 4,000 shares of Class A Common Stock.

 (3) Expressed in terms of the numbers of shares of the Company's Class A Common Stock underlying options granted during the year. All such options were granted under the Company's 1995 Stock Incentive Plan.

 (4) Represents directors' meeting fees.

 (5) Mr. Kellogg resigned as President of the Company on January 4, 1997 and no longer serves as an executive officer.

 (6) Represents amounts contributed to match a portion of the employee's contributions under a 401(k) plan.

 (7) Mr. Glattly was named President of Pioneer Chlor Alkali Company, Inc. on December 1, 1996.

 (8) Includes (a) $7,140, representing payment under a supplemental pension plan, and (b) $3,750, which was contributed to match a portion of contributions under a 401(k) plan.

 (9) Includes (a) $318,575, representing payment upon the termination of a salary continuation agreement in effect since 1993, together with payment for the resulting tax liability, and (b) $2,318, which was contributed to match a portion of contributions under a 401(k) plan.

(10) Represents an amount paid as compensation for the loss of benefits from a previous employer.

(11) Mr. Kienholz served as President of Pioneer Chlor Alkali Company, Inc. until December 1, 1996. He retired on January 1, 1997, and no longer serves as an executive officer

(12) Includes (a) $12,873, representing payment under a supplemental pension plan, and (b) $3,750, which was contributed to match a portion of contributions under a 401(k) plan.

(13) Includes (a) $533,206, representing payment upon the termination of a salary continuation agreement in effect since 1988, together with payment for the resulting tax liability, and (b) $5,886, which was contributed to match a portion of contributions under a 401(k) plan.

PENSION PLAN

     The Pioneer Chlor Alkali Company, Inc. pension plan provides defined benefit retirement coverage to the executive officers of the Company and substantially all of the employees of that subsidiary. At the normal retirement age of 65, participants receive benefits based on their credited service and their covered compensation for the average of their highest five complete consecutive plan years out of their last ten complete consecutive plan years. Covered compensation under the plan includes base pay, overtime and shift differential pay and certain annual performance and sales incentive programs and commissions, but excludes all other items of compensation. However, the Internal Revenue Code limits remuneration which may be taken into account (subject to certain grandfather rules) under the pension plan for 1995 to $150,000. The benefits in the table set forth below are computed as a straight life annuity at age 65. Benefits are not subject to any deduction for social security since the basic benefit formula incorporates the average social security breakpoint in calculating the benefit. Pioneer's other operating subsidiaries do not have similar plans.

                               PENSION PLAN TABLE

                                                         YEARS OF SERVICE(1)
                                           -----------------------------------------------
REMUNERATION                                 15        20        25        30        35
------------                               -------   -------   -------   -------   -------
  $125,000................................ $27,153   $36,204   $45,255   $54,306   $63,357
  150,000................................   32,778    43,704    54,630    65,556    76,482
  175,000................................   32,778    43,704    54,630    65,556    76,482
  200,000................................   32,778    43,704    54,630    65,556    76,482
  225,000................................   32,778    43,704    54,630    65,556    76,482
  250,000................................   32,778    43,704    54,630    65,556    76,482
  300,000................................   32,778    43,704    54,630    65,556    76,482
  400,000................................   32,778    43,704    54,630    65,556    76,482
  450,000................................   32,778    43,704    54,630    65,556    76,482
  500,000................................   32,778    43,704    54,630    65,556    76,482

---------------

(1) The estimated years of credited service for each of the named executive officers of the Company as of December 31, 1996, were: Mr. Kellogg -- 5 years; Mr. Glattly -- 8 years; Mr. Ablove -- none; Mr. Norwood -- 5 years; Mr. Ciora -- 1 year; and Mr. Kienholz -- 8 years.

     Messrs. Kienholz and Norwood also participate in a supplemental retirement plan which was established by Pioneer in 1995 in order to fund amounts due to such individuals under agreements reached when they were hired in 1988 and 1993, respectively. Under such plan, Mr. Kienholz began receiving supplemental retirement payments in the amount of $1,073 per month after he reached age 65 in December 1995, and Mr. Norwood began receiving receive supplemental retirement payments in the amount of $1,428 after he reached age 65 in July 1996.

                             OPTION GRANTS IN 1996

     In 1996, Philip J. Ablove was the only named executive officer who received a grant of options to purchase Class A Common Stock of the Company. The following table provides information with respect to such grant:

                                                INDIVIDUAL GRANTS
                                --------------------------------------------------    POTENTIAL REALIZABLE
                                              PERCENT                                   VALUE AT ASSUMED
                                NUMBER OF     OF TOTAL                                ANNUAL RATES OF STOCK
                                  SHARES      OPTIONS      EXERCISE                  PRICE APPRECIATION FOR
                                UNDERLYING   GRANTED TO     OR BASE                      OPTION TERM(2)
                                 OPTIONS     EMPLOYEES       PRICE      EXPIRATION   -----------------------
           NAME(1)              GRANTED(#)    IN 1996     (PER SHARE)      DATE        5%($)        10%($)
           -------              ----------   ----------   -----------   ----------   ----------   ----------
Phillip J. Ablove.............    53,500        100.0        $5.61       6/04/06       $188,753     $478,338

---------------

(1) The options were granted under the Company's 1995 Stock Incentive Plan at fair market value on the date of grant. The options granted are exercisable in 17,833-share increments on June 4 in the years 1999 through 2001.

(2) These amounts represent assumed rates of appreciation in market value from the date of grant until the end of the option term, at the rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, in the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as it is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors.

                        AGGREGATED 1996 OPTION EXERCISES
                           AND YEAR-END OPTION VALUES

     The following table shows with respect to the named executive officers the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1996, with respect to options to purchase Class A Common Stock of Pioneer. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Class A Common Stock of Pioneer. No shares of Class A Common Stock of Pioneer were issued during 1996 to any individual as the result of the exercise of stock options.

                                           NUMBER OF SHARES
                                        UNDERLYING UNEXERCISED          VALUE OF UNEXERCISABLE
                                              OPTIONS AT               IN-THE-MONEY OPTIONS AT
                                         DECEMBER 31, 1996(#)          DECEMBER 31, 1996($)(1)
                                     ----------------------------    ----------------------------
              NAME(1)                EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
              -------                -----------    -------------    -----------    -------------
Richard C. Kellogg, Jr.............      -0-           131,691           -0-             -0-
James E. Glattly...................      -0-            53,500           -0-             -0-
Philip J. Ablove...................      -0-            53,500           -0-             -0-
Verrill M. Norwood.................      -0-            26,750           -0-             -0-
Ronald E. Ciora....................      -0-            16,050           -0-             -0-
Paul J. Kienholz(2)................      -0-            56,175           -0-             -0-

---------------

(1) The closing price of the Class A Common Stock of the Company on December 31, 1996, the last trading day of the Company's fiscal year, was $5.00 per share.

(2) As a result of Mr. Kienholz' retirement on January 1, 1997, the options held by him expired on April 1, 1997.

EMPLOYMENT AGREEMENTS AND SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

     On April 20, 1995, the Company entered into a five-year employment agreement with Richard M. Kellogg, Jr. pursuant to which Mr. Kellogg served as President of the Company. Mr. Kellogg resigned as President of the Company on January 4, 1997. Pursuant to the terms of the agreement, the Company will continue to pay Mr. Kellogg's annual salary of $300,000 per year through April 20, 2000.

     On April 20, 1995, Pioneer Chlor Alkali Company, Inc. extended its existing employment agreement with Mr. Kienholz, pursuant to which Mr. Kienholz served as President of the subsidiary. The agreement provided for an annual salary of at least $200,000, and provided for continuing employment until October 31, 1996. Mr. Kienholz retired on January 1, 1997.

     On April 20, 1995, the Company entered into three-year employment agreements with Messrs. Glattly and Norwood. The agreement with Mr. Glattly provides for an annual salary of at least $165,000 and the agreement with Mr. Norwood provides for an annual salary of at least $143,100.

     On January 4, 1997, the Company entered into a three-year employment with Michael J. Ferris, pursuant to which Mr. Ferris serves as President and Chief Executive Officer of the Company. The agreement provides for an annual salary of not less than $350,000 and that during 1997 Mr. Ferris will also receive a cash bonus of not less than $200,000, payable quarterly in arrears.

     Under each of the employment agreements referred to above which are currently in effect, the employee will be entitled to receive other benefits made available to executive officers and to receive bonus compensation in accordance with any management incentive plan established by the Board of Directors. Each of such agreements provides that if the executive's employment thereunder is terminated by the employer without "just cause" or by the employee for "good reason" (as such terms are defined in the employment agreement), the executive shall continue to receive his annual salary until the last date of the employment term or, if later, the first anniversary of the termination date, subject to certain provisions for offset, and will continue to receive certain other benefits provided for in the agreement. Termination following a change in control does not constitute "just cause" or "good reason", but "good reason" does include the failure of any successor to the employer by operation of law to assume the employment agreement.

     On March 8, 1996, Philip J. Ablove, who is a director of the Company, was elected Vice President and Chief Financial Officer of the Company, after serving as a management consultant to the Company since October 1995. The Company agreed to pay Mr. Ablove an annual salary of $225,000. Following any change of control during his employment by the Company, he would be entitled to a severance payment equal to at least twelve months' salary.

     On January 4, 1997, Mr. Ferris was granted an incentive stock option to purchase 133,750 shares of Class A Common Stock under the Company's 1995 Stock Incentive Plan, at an exercise price of $5.00 per share, the fair market value of a share of Class A Common Stock on the date of grant. The option is exercisable in 20,000-share increments on January 4 in the years 1998 through 2003, with an additional 13,750 exercisable on January 4, 2004. Mr. Ferris was also granted a non-qualified stock option to purchase 191,250 shares of Class A Common Stock at an exercise price of $5.00 per share. The option is exercisable in 38,250-share increments on January 4 in the years 1998 through 2002. As a part of his compensation package, it was also agreed that Mr. Ferris will receive a future grant of a non-qualified stock option to purchase 25,000 shares of Class A Common Stock on January 4 in each of the years 1998, 1999 and 2000. Shares subject to such options will have exercise prices of $6.00, $7.00 and $8.00, respectively.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Compensation for executives of the Company is made up of three components, base salary, annual cash bonus, and long-term incentives. The Compensation and Stock Option Committee of the Board of Directors reviews each of the components on an annual basis to ensure that compensation is competitive within the chemical industry and promotes the alignment of executive and stockholder interests.

     Salary levels are compared to industry survey data on an annual basis to ensure that compensation levels allow the Company to attract and retain highly-competent executives. Amounts to be paid as annual cash bonuses with respect to each year are linked to the Company's financial performance. A specified return on assets must be achieved before cash bonuses are paid. Long-term incentives have been provided in the form of stock option grants to executives upon the commencement of service. The Committee considers additional grants from time to time, basing any such grants on the perceived value that an executive will provide in terms of helping the Company achieve the longer-term objectives established by the Board of Directors.

     In connection with the acquisition of Pioneer Americas, Inc. by the Company on April 20, 1995, the Company entered into an employment agreement with Richard
C. Kellogg, Jr., who performed the role of the chief executive officer of the Company during 1996. That agreement provided for a base salary level, and Mr. Kellogg's salary for 1996 was set at that level. Michael J. Ferris has served as the Company's President and Chief Executive Officer since January 4, 1997, pursuant to an employment agreement that provides for an annual salary of not less than $350,000 and that during 1997 Mr. Ferris will also receive a cash bonus of not less than $200,000, payable quarterly in arrears. Mr. Ferris' salary for service as the Company's chief executive officer during 1997 will remain at $350,000.

                                            William Berkley

                                            Andrew M. Bursky

                                            Donald J. Donahue

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     William R. Berkley, a member of the Compensation and Stock Option Committee, is the Chairman of the Board of Directors of the Company and, as of April 11, 1997, may be deemed to beneficially own approximately 60.3% of the Class A Common Stock (representing approximately 59.9% of the voting power of the Company).

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The graph set forth below compares the cumulative total stockholder return on the Class A Common Stock for the period commencing December 31, 1991, and ending December 31, 1996, to the cumulative total return on the Standard & Poor's 500 Stock Index and a peer group of chemical companies (Air Products & Chemicals, Dow Chemical, DuPont, Eastman Chemical, Hercules, Monsanto, Praxair, Rohm & Haas and Union Carbide), the operations of which were similar to those of the Company from April 20, 1995, through December 31, 1996. For the period beginning on July 9, 1992, the graph relates to the Class A Common Stock, and the earlier period of the graph relates to the Company's Common Stock as it existed prior to that date. Dates are for fiscal years ending December 31 in each of the years indicated. The Company believes that the peer group was not relevant prior to April 20, 1995, since during periods prior to January 1995 the Company was in the dairy business, and also since during the period from July 1992 to January 1995 the Company's operating subsidiaries had an independent board of directors (as a result of the Reorganization Plan). The graph assumes a $100 investment in the Company's Common Stock and in each index on December 31, 1991, and that all dividends paid by companies included in each index were reinvested.

        Measurement Period               Pioneer                             Diversified
      (Fiscal Year Covered)          Companies, Inc.        S&P 500           Chemicals
Dec 91                                            100                100                100
Dec 92                                         168.43             107.62             117.49
Dec 93                                         183.49             118.46             126.20
Dec 94                                         183.49             120.03             134.60
Dec 95                                         770.21             165.13             177.42
Dec 96                                         610.50             203.05             205.29

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Interlaken Capital, Inc., a private investment and consulting firm controlled by William R. Berkley, was paid a fee of $300,000 for advisory services rendered to the Company in connection with the acquisition of Kemira Water Treatment, Inc. by a subsidiary of the Company in February 1996 (the "KWT Transaction"). The firm was also paid a fee of $150,000 for advisory services rendered to the Company in connection with the acquisition of T.C. Products, Inc. by a subsidiary of the Company in July 1996 (the "T.C. Products Transaction"). The amounts of such fees were approved by the disinterested and independent members of the Board of Directors, who determined that the fees for such services were in amounts which were at least as favorable to the Company as if they had been paid to a non-affiliated party for similar services.

     Thomas H. Schnitzius, a director of the Company, is a principal of Schnitzius & Vaughan, an investment banking firm. The firm was paid a fee of $300,000, plus reimbursement of reasonable out-of-pocket expenses, for financial advisory services rendered in connection with the KWT Transaction, and a fee of $250,000, plus reimbursement of reasonable out-of-pocket expenses, for financial advisory services rendered in connection with the T.C. Products Transaction. The firm also provides financial advisory services on an on-going basis to the Company, for which it has received fees of $312,000 since January 1, 1996. The firm is currently paid a retainer for such services of $25,000 per month.

     Pursuant to the agreement relating to the acquisition of Pioneer Americas, Inc. by the Company (the "Acquisition Agreement"), certain assets not necessary for the Company's chlor-alkali business are held by subsidiaries of the Company for the benefit of the former owners of Pioneer Americas, Inc. (the "Sellers"). Such assets include (i) real property (the "Excess Land") in St. Gabriel, Louisiana, Henderson, Nevada and Mojave, California, and (ii) 32% of the equity interest in Basic Investments, Inc. ("Basic") and directly or indirectly, 37.22% of the partnership interest in Victory Valley Land Company, L.P. Any proceeds from such assets are held in a separate account for the benefit of the Sellers, subject to offset against any claims by the Company under environmental and other warranties provided to the Company by the Sellers. As of March 31, 1997, the account had a balance of $4,439,120; distributions to the Sellers of funds held in the account will not occur before April 20, 2000. Included among the Sellers are Richard C. Kellogg, Jr., Paul C. Kienholz, James E. Glattly and Verrill M. Norwood, each of whom is a director or executive officer of the Company, and Frans G.J. Speets, who beneficially owns 6.0% of the Company's outstanding Class A Common Stock. Messrs. Kellogg, Kienholz, Glattly, Norwood and Speets have interests in the account and in any liability of 39.4%, 1.4%, 0.7%, 0.7% and 29.4%, respectively.

     A subsidiary of the Company is party to an agreement with Basic for the delivery of water to the Company's Henderson production facility. The agreement provides for the delivery of a minimum of eight million gallons of water per day. The agreement expires on December 31, 2014, unless terminated earlier in accordance with the provisions thereof. Basic also charges the Company and other companies in the Henderson industrial complex for power distribution services. Since January 1, 1996, the Company has paid Basic approximately $683,409 for the provision of such services. At March 31, 1996, the net amount owed to Basic was $67,269.

     As Sellers under the Acquisition Agreement, Messrs. Kellogg, Glattly, Norwood, Kienholz and Speets each also hold promissory notes payable by the Company in the principal amounts of $4,512,330, $77,718, $77,718, $155,435 and
$3,366,062, respectively. Since January 1, 1996, the Company has paid such individuals interest on such Seller Notes in the amounts of $540,984, $9,318, $9,318, $18,635 and $403,558, respectively. The notes are payable in five equal annual installments beginning on April 1, 2001.

     In connection with the Acquisition Agreement the Company entered into an employment agreement with Mr. Speets, pursuant to which the Company agreed to pay Mr. Speets an annual salary of $190,000 through April 20, 2000. The agreement provides that following termination of the agreement by either party, the Company will pay Mr. Speets an amount equal to the present value of the remaining payments due Mr. Speets, discounted at 7%. The agreement has not been terminated, and the Company continues to make the required salary payments to Mr. Speets.

     A subsidiary of Pioneer Americas, Inc. sold caustic soda to Trans Marketing Houston, Inc. ("TMHI") for export from 1988 to 1993 and participated in certain joint insurance programs. Mr. Kellogg co-founded TMHI and served as one of its directors and executive officers. Pioneer Americas, Inc. wrote off $1.3 million of receivables in 1992 and charged an additional $1.1 million against income in 1993 related to sales to TMHI that were deemed uncollectible. In April 1993, TMHI filed for bankruptcy. Pursuant to a plan of reorganization confirmed in the TMHI bankruptcy case in January 1994, assets of TMHI, including certain causes of action, were transferred to a liquidating trust, and a third party liquidating trustee was appointed to liquidate those assets for the benefit of creditors of TMHI. In October 1994, the liquidating trustee filed a preference action under the bankruptcy code against Pioneer Americas, Inc., alleging that certain transactions between Pioneer Americas, Inc. and TMHI during the period from December 1992 to April 1993 occurred while TMHI was insolvent, such that the approximately $2.2 million paid to Pioneer Americas, Inc. by TMHI in connection with those transactions could be recovered for the benefit of the trust. In April 1997 the liquidating trustee agreed to dismiss the preference action, and Pioneer Americas, Inc. agreed to withdraw its claim as an unsecured creditor of the trust estate.

     Mr. Kellogg and Mr. Berkley are parties to a stockholders agreement providing that, so long as Mr. Kellogg's employment under the agreement described above under "Executive Compensation" is in effect, Mr. Berkley will vote the shares of Class A Common Stock which are owned of record or beneficially by him or over which he exercises voting control for Mr. Kellogg's election to the Company's Board of Directors, and that Mr. Kellogg will vote the shares of Class A Common Stock which are owned of record or beneficially by him or over which he exercises voting control for the election of such persons as Mr. Berkley may nominate as directors of the Company.

     Jack H. Nusbaum, a director of the Company, is Chairman of the law firm of Willkie Farr & Gallagher, which acts as counsel to the Company from time to time.

     Each transaction involving officers of the Company, its controlling persons or affiliates was authorized at the time of the transaction or subsequently ratified by a majority of the Company's disinterested directors. It is the Company's practice not to enter into any transactions with affiliated parties unless a majority of the disinterested and independent directors determines that the terms of such transactions are at least as favorable to the Company as those available in similar transactions made with non-affiliated parties.

PROPOSAL 2: APPROVAL OF THE AMENDMENT OF THE COMPANY'S
            1993 NON-EMPLOYEE DIRECTOR STOCK PLAN

     Following stockholder approval on May 20, 1993, the Company adopted the 1993 Non-Employee Director Stock Plan (the "Plan"), under which up to 80,250 shares of Class A Common Stock (as adjusted for the one-for-four reverse stock split on April 27, 1995, and the seven percent stock dividend paid on January 7,
1997) were reserved for issuance pursuant to grants of shares of Class A Common Stock to non-employee members of the Board of Directors ("Non-Employee Directors"). The purpose of the Plan is to promote the interests of the Company by encouraging ownership of Common Stock by the Non-Employee Directors. The Board of Directors has adopted an amendment to the Plan, subject to stockholder approval, to provide for the issuance of up to an additional 100,000 shares of Class A Common Stock thereunder. The Company is seeking stockholder approval for the purpose of complying with Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934.

     Under the Plan, shares of Class A Common Stock are granted to Non-Employee Directors on an annual basis in lieu of the retainer fee which would otherwise be paid in cash to each Non-Employee Director. The number of shares of Class A Common Stock granted to each Non-Employee Director is determined by dividing (1) the Non-Employee Director's retainer fee for the calendar year (as set periodically by the Board), by (2) the fair market value of a share of Class A Common Stock on the last day of such calendar year. Only whole shares of Class A Common Stock may issued under the Plan; fractional amounts are to be paid in cash.

     Following adoption of the Plan in 1993, stock grants under the Plan were made to each Non-Employee Director with respect to service on the Board of Directors during each of 1993, 1994, 1995 and 1996 or any portion of a year. For 1993, each Non-Employee Director who served during the entire year received a grant of 2,853 shares with a value of $4,000. (Such share amount, and the share amounts referenced elsewhere herein, have been adjusted for the one-for-four reverse stock split on April 27, 1995, and the seven percent stock dividend paid on January 7, 1997.)

     For 1994, each grant for a full year of service was 4,280 shares with a value of $6,000. For a full year of service during 1995, the $22,000 retainer fee established for service as a Non-Employee Director was paid through a grant of 3,552 shares. For a full year of service during 1996, 2,700 shares with a value of approximately $14,000 were granted to each Non-Employee Director, and the balance of the $22,000 annual retainer fee was paid in cash, since the number of shares available for grants under the Plan had been exhausted. The annual retainer fee for service as a Non-Employee Director remains at $22,000.

     If the proposed amendment to the Plan is adopted, the total number of shares of Class A Common Stock to be granted under the Director Plan may not exceed 180,250, subject to adjustments upon changes in capitalization resulting from a reorganization, merger, consolidation, recapitalization or reclassification, or in the event of any stock split, combination of shares or stock dividends.

     The Plan is administered by the Compensation and Stock Option Committee of the Board. The Compensation and Stock Option Committee, subject to the provisions of the Plan, has the power to construe the Plan and to adopt and amend any rules and regulations for its administration that the Compensation and Stock Option Committee deems advisable.

     Shares of Class A Common Stock may be granted pursuant to the Plan only to Non-Employee Directors. Participation in the Plan by Non-Employee Directors is mandatory.

     The Board may at any time terminate or further amend the Plan, provided, however, that the Board may not, without the approval of stockholders (1) increase the maximum number of shares that may be granted under the Plan or the number of shares that may be granted to any Non-Employee Director, (2) change the provisions of the Plan regarding the time when shares are granted, (3) change the designation of the class or persons eligible to receive shares, or
(4) materially increase benefits accruing to Non-Employee Directors under the Plan.

     The effectiveness of the proposed amendment to the Plan is subject to the approval of the Company's stockholders. In the event the proposed amendment is not approved, Non-Employee Directors will again receive retainer fees in cash. Meeting fees of $2,000 per calendar quarter will continue to be paid in cash.

RECOMMENDATION AND VOTE

     Approval of the adoption of the Plan requires the affirmative vote of the holders of a majority of the voting power of the shares of Common Stock present, in person or by proxy, at the meeting.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PLAN.

PROPOSAL 3: APPOINTMENT OF INDEPENDENT AUDITORS

     Deloitte & Touche LLP has been appointed by the Board of Directors as independent certified public accountants to audit the financial statements of the Company for the fiscal year ending December 31, 1997. The Board of Directors is submitting this matter to a vote of stockholders in order to ascertain their views. If the appointment of Deloitte & Touche LLP is not ratified at the Annual Meeting, the Board of Directors will reconsider its action and will appoint auditors for the 1997 fiscal year without further stockholder action. Further, even if the appointment of auditors is ratified by stockholder action, the Board of Directors may at any time in the future in its discretion reconsider the appointment of auditors without submitting the matter to a vote of stockholders.

     It is expected that representatives of Deloitte & Touche LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

 IT IS THE INTENTION OF THE PERSONS NAMED ON THE ENCLOSED FORM OF PROXY TO VOTE
                                     "FOR"
    RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP UNLESS OTHERWISE
                                   DIRECTED.

                                 OTHER MATTERS

NOTICE REQUIREMENTS

     It is anticipated that the next Annual Meeting of Stockholders after the one scheduled for May 15, 1997, will be held on or about May 13, 1998. All stockholder proposals relating to a proper subject for action at the 1998 Annual Meeting to be included in the Company's Proxy Statement and form of proxy relating to that meeting must be received by the Company for its consideration at its principal executive offices no later than January 13, 1998, all in accordance with the provisions of Rule 14a-8 promulgated under the Securities Exchange Act of 1934. Any such proposal should be submitted by certified mail, return receipt requested.

COMPLIANCE WITH SEC.16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Class A Common Stock or Class B Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of Section 16(a) reports furnished to the Company, the Company has not identified any instances of reports for the fiscal year ended December 31, 1996, which were not filed in a timely manner.

     As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, the persons named in the proxy will vote according to their best judgment.

                                            By order of the Board of Directors,

                                            WILLIAM R. BERKLEY
                                            Chairman of the Board

May 2, 1997

                            PIONEER COMPANIES, INC.
       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
                     FOR THE ANNUAL MEETING -- MAY 15, 1997

The undersigned hereby constitutes and appoints Philip J. Ablove and Kent R. Stephenson, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Pioneer Companies, Inc. to be held at the Greenwich Harbor Inn, 500 Steamboat Road, Greenwich, Connecticut, on Thursday, May 15, 1997, at 11:30 a.m., and any adjournments thereof, on all matters coming before said meeting.

Directors recommend a vote "FOR" election of nominees and "FOR" proposals 2 and 3.

1.  Election of three directors to a class expiring in 2000.

               / /                                       / /

    FOR nominees listed below           Withhold authority to vote for nominees

    WILLIAM R. BERKLEY, MICHAEL J. FERRIS AND THOMAS H. SCHNITZIUS

    FOR, except vote withheld from the following nominee(s)____________________


2.  Proposal to approve the amendment of the Non-Employee Directors Stock Plan.

               / /                 / /                   / /

               FOR               AGAINST               ABSTAIN

3. Proposal to ratify the appointment of Deloitte & Touche LLP as independent certified public accountants for the Company for the fiscal year ending December 31, 1997.

               / /                 / /                   / /

               FOR               AGAINST               ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy cannot vote your shares unless you sign and return this card in the enclosed postage paid envelope.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR said Nominees and FOR Items 2 and 3.

                                      Date_____________________________________


                                      _________________________________________
                                                   (Signature)

                                      _________________________________________
                                           (Signature if held jointly)

                                      NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrators, trustee or guardian, please give full title as such.

                                      The signer hereby revokes all proxies
                                      heretofore given by the signer to vote
                                      at said meeting or any adjournments
                                      thereof.


                                 PLEASE MARK, DATE AND RETURN THIS PROXY CARD
                                 PROMPTLY, USING THE ENCLOSED ENVELOPE.
                                 THANK YOU.